BUCKHEAD AMERICA APPLIES FOR LISTING ON NASDAQ SMALLCAP MARKET
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     ATLANTA - February 20, 2001: Buckhead America Corporation  (Nasdaq:  BUCK),
the hospitality services company, announced today that it has submitted an application to transfer its common stock listing to The Nasdaq SmallCap Market. The Company believes that it may not meet the minimum market value of public float ("MVPF") requirements for continued listing on The Nasdaq National Market.

     The Company received a Nasdaq Staff Determination on November 22, 2000 which indicated that the Company failed to comply with the MVPF requirements for continued listing set forth in Marketplace Rule 4450(a)(2). In accordance with Marketplace Rule 4310(c)(8)(B), the Company was given 90 days to regain compliance. If the Company was unable to demonstrate compliance on or before February 20, 2001, or had not submitted an application to transfer to The Nasdaq SmallCap Market, its common stock would be subject to delisting from The Nasdaq National Market.

     The Company intends to list its common stock on Nasdaq's SmallCap Market or on another appropriate trading exchange or market. The Company has submitted an application to Nasdaq to have its common stock listed on Nasdaq's SmallCap Market. There can be no assurance that the Company's common stock will be listed on Nasdaq's SmallCap Market or another exchange or market, if the Company pursues such option.

     CEO Doug Collins stated, "A listing on Nasdaq's SmallCap Market or another similar exchange probably better reflects our present capitalization and isn't expected to alter the operations of the Company or the liquidity of our shareholders."

     Buckhead America is a diversified hospitality services company whose holdings include the Country Hearth Inn franchise system, The Lodge Keeper Group and 33 additional hotels owned, leased and/or managed.

     Certain statements contained in this release are forward-looking statements based on current expectations as defined under the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to the fact that the Company's common stock may not be accepted for listing on Nasdaq's SmallCap Market or any other exchange or market.

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